UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2011

CYCLONE POWER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54449 (Commission File Number)	26-0519058 (IRS Employer Identification No.)

601 NE 26th Court, Pompano Beach, Florida (Address of principal executive offices)	33064 (Zip Code)

Registrant’s telephone number, including area code: (954)  943-8721

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - Entry into a Material Definitive Agreement

On December 20, 2011, Cyclone Power Technologies (the "Company") entered into a definitive acquisition agreement (the "Agreement") to acquire substantially all of the assets of Advent Power Systems, Inc. (“Advent”).  Such assets include a $1.4 million development contract with the U.S. Army.  Under the terms of the Agreement, Advent will receive at closing 1.5 million shares of Cyclone common stock, of which 1.2 million shares are subject to leak-out restrictions over a two-year period, and up to 1.1 million shares are subject to forfeiture if there are any negative changes in value to the acquired assets over the next 12 months.  The Agreement is subject to standard closing conditions, including consent to the acquisition by certain of Advent’s sub-contractors.

Also, upon closing of the transaction, Advent’s CEO will receive a 12 month consulting agreement, providing for a monthly retainer and a warrant to purchase 500,000 shares of the Company common stock for 5-years at a premium to the market price as of the date of closing.  These warrants and the retainer are also subject to forfeiture if there are any negative changes in the value of the acquired assets within 12 months.

The description of the acquisition is qualified in its entirety by the terms of the Agreement, a copy of which is attached hereto as Exhibit 10.16.

The Company issued a Press Release on December 21, 2011 announcing that it entered into the Agreement. A copy of that release is attached as Exhibit 99.1

ITEM 9.01 - Financial Statements and Exhibits

(d)  Exhibits

10.16 99.1	Asset Purchase Agreement, dated December 20, 2011, between Cyclone Power Technologies, Inc. and Advent Power Systems, Inc. Copy of press release dated December 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CYCLONE POWER TECHNOLOGIES, INC.

Date: December 22, 2011	By:	/s/ Harry Schoell
Harry Schoell Chairman and CEO

Exhibit No. 10.16 99.1	Description Asset Purchase Agreement, dated December 20, 2011, between Cyclone Power Technologies, Inc. and Advent Power Systems, Inc. Copy of press release dated December 21, 2011